UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2012

POSITIVEID CORPORATION
 (Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200 DELRAY BEACH, FLORIDA		33445
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 561-805-8008

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 7, 2012, PositiveID Corporation (the “Company”) issued a Secured Promissory Note (the “Note”) in the principal amount of $200,000 to William J. Caragol (“Caragol”), the Company’s Chairman and Chief Executive Officer, in connection with a $200,000 loan to the Company by Caragol. The Note accrues interest at a rate of 5% per annum, and principal and interest on the Note are due and payable on September 6, 2013. The Company has agreed to accelerate the repayment of principal and interest in the event that the Company raises at least $1,500,000 from any combination of equity sales, strategic agreements, or other loans, with no prepayment penalty for any paydown prior to maturity.

The Note is secured by a subordinated security interest in substantially all of the assets of the Company pursuant to a Security Agreement between the Company and Caragol dated September 7, 2012 (the “Security Agreement”).

The Note may be accelerated if an event of default occurs under the terms of the Note or the Security Agreement, or upon the insolvency, bankruptcy, or dissolution of the Company.

Copies of the Note and Security Agreement will be filed as Exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. The description of certain terms of the Note and Security Agreement set forth herein do not purport to be complete and are qualified in their entirety by the provisions of such agreements.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed under Item 1.01 is incorporated into this Item 2.03 in its entirety.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PositiveID Corporation

Date: September 11, 2012
/s/ Bryan D. Happ
Bryan D. Happ
Chief Financial Officer

3